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                                AMENDMENT NO. 1
                                       TO
                         INVESTMENT ADVISORY AGREEMENT

                       COHEN & STEERS REALTY SHARES, INC.
                                757 THIRD AVENUE
                            NEW YORK, NEW YORK 10017



                                                                  March 13, 1997



COHEN & STEERS CAPITAL MANAGEMENT, INC.
757 Third Avenue
New York, New York 10017



Dear Sirs:



     We, the undersigned Cohen & Steers Realty Shares, Inc., hereby amend our agreement with you dated June 28, 1991 (the 'Agreement') as follows:



          Effective April 1, 1997, the first sentence of Paragraph 5 of the Agreement shall be stricken and replaced by the following:



               'In consideration of the foregoing, we will pay you a monthly fee at an annualized rate of .85 of 1% of our average daily nets assets up to $2.5 billion, plus .75 of 1% of such assets in excess of $2.5 billion.'



     In all other respects, the Agreement shall remain in effect without change.



     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.



                                          Very truly yours,



                                          COHEN & STEERS REALTY SHARES, INC.



                                          By:  /s/ Robert H. Steers
                                             ...................................
                                                NAME:  Robert H. Steers
                                                TITLE: Chairman



Agreed to and accepted as of
the date first set forth above



COHEN & STEERS CAPITAL MANAGEMENT, INC.



By:   /s/ Martin Cohen
     .................................
        NAME:  Martin Cohen
        TITLE: President